Exhibit 10.1
Execution Version
LOAN AGREEMENT

This LOAN AGREEMENT (this “Agreement”), dated as of December 30, 2022 (the “Closing Date”), is between CHANSU VASCULAR TECHNOLOGIES, LLC, a Delaware limited liability company (the “Borrower”) and CARDIOVASCULAR SYSTEMS, INC., a Delaware corporation (together with its successors and assigns, the “Lender”). The parties hereto agree as follows:
ARTICLE I

DEFINITIONS
1.1.    Definitions. As used in this Agreement:
“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person, including, without limitation, such Person’s Subsidiaries. A Person shall be deemed to control another Person if the controlling Person owns 50% or more of any class of Equity Interests of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Equity Interests, by contract or otherwise.
“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, and any other anti-corruption law applicable to the Borrower and its Subsidiaries.
“Authorized Officer” means any of the Chief Executive Officer and the Chief Financial Officer of the Borrower, acting singly.
“Borrowing Notice” means irrevocable notice in the form of Exhibit A.
“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in Minneapolis, Minnesota are authorized or required by law to close.
“Capital Expenditures” means, without duplication, any expenditures for purchase or other acquisition of any Property that would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP.
“Change of Control” means (a) Philippe Marco ceases to own, free and clear of all Liens or other encumbrances, at least 50% of the outstanding voting Equity Interests of the Borrower on a fully diluted basis; or (b) Philippe Marco ceases to be the Chief Executive Officer of the Borrower.
“Code” means the Internal Revenue Code of 1986.
“Collateral” means all Property now existing or hereafter acquired in which a Lien is, may be, or is required to be granted to secure the Obligations.

“Collateral Documents” means, collectively, the Security Agreement and all other agreements, instruments and documents now or hereafter executed that create, perfect or evidence Liens upon the Collateral as security for payment of the Obligations.
“Commitment” means the obligation, if any, of the Lender to make Term Loans to the Borrower in an aggregate principal amount outstanding at any time not to exceed the Commitment Amount upon the terms and subject to the conditions and limitations of this Agreement.
“Commitment Amount” an aggregate of $49,653,000.
“Commitment Period” means the period commencing on the Closing Date through and including the Commitment Termination Date.
“Commitment Termination Date” means the earliest to occur of (i) the date the Commitments are permanently reduced to zero pursuant to Section 2.4, (ii) the date of the termination of the Commitments pursuant to Section 6.2, and (iii) the Facility Termination Date.
“Credit Extension” means the making of a Term Loan.
“CVT Product” means either the PTA-DCB Product or the PTCA-DCB Product.
“Default” means any of the events specified in Article VI which constitute an Event of Default or which, upon the giving of notice, the lapse of time, or both, pursuant to Article VI, would, unless cured or waived, become an Event of Default.
“Default Rate” means any interest payable pursuant to Section 2.7.
“Development Agreement” means the Product Development Agreement dated January 29, 2021 between Borrower and Lender.
“Dollar” and “$” mean the lawful currency of the United States of America.
“Equity Incentive Plan” means the Chansu Vascular Technologies, LLC 2020 Equity Incentive Plan.
“Equity Interests” means all shares, interests or other equivalents, however designated, of or in a corporation, limited liability company, or partnership, whether or not voting, including but not limited to common stock, member interests, partnership interests, warrants, preferred stock, convertible debentures, and all agreements, instruments and documents convertible, in whole or in part, into any one or more of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure with respect to any Plan to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of withdrawal liability under Section 4201 of ERISA or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA.
“Event of Default” has the meaning set forth in Section 6.1(a).
“Existing Loan Agreement” means that certain Loan Agreement dated as of January 29, 2021, between the Borrower and the Lender, as amended by the First Amendment to Loan Agreement dated October 13, 2022.
“Exposure” means, at any time, the aggregate principal amount of the Term Loans outstanding.
“Facility Termination Date” means June 30, 2024, or any earlier date on which the Commitment Amount is reduced to zero or the Commitment is otherwise terminated pursuant to the terms hereof.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, applied in a manner consistent with that used in preparing the financial statements referred to in Section 4.4, subject to Section 1.2.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies).
“Incentive Units” has the meaning set forth in the Equity Incentive Plan.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by or otherwise in respect of bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (h) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (i) all net payment obligations, contingent or otherwise, of such Person under swaps, and (j) all guarantees by such Person of any of the foregoing. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnitee” means the Lender, its affiliates, and each of their directors, officers, employees, agents, advisors, and representatives.
“Interest Payment Date” has the meaning set forth in Section 2.9.
“Investment” of a Person means (a) any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; (b) Equity Interests, bonds, mutual funds, notes, debentures or other securities (including warrants or options to purchase securities) owned by such Person; (c) any deposit accounts and certificates of deposit owned by such Person; (d) structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person; and (e) the acquisition, directly or indirectly, of (i) any going-concern business or all or substantially all of the assets of any Person or division, whether through purchase of assets, merger or otherwise or (ii) at least a majority of the Equity Interests (by percentage or voting power) of any Person.
“Law” means, collectively, all international, foreign, federal, state, provincial, and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lien” means any mortgage, pledge, hypothecation, encumbrance, lien (statutory or other), charge, or other security interest.
“Loan Documents” means this Agreement, the Collateral Documents and any other document or agreement now or in the future executed by the Borrower for the benefit of the Lender in connection with this Agreement.
“Material Adverse Effect” means a material adverse effect on (a) the business, Property, liabilities (actual and contingent), operations or condition (financial or otherwise), results of operations, or prospects of the Borrower taken as a whole, (b) the ability of the Borrower to perform its obligations under the Loan Documents, or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Lender under the Loan Documents.
“Material Indebtedness” means Indebtedness of the Borrower in an outstanding principal amount of $100,000 or more in the aggregate.
“Material Indebtedness Agreement” means any agreement under which any Material Indebtedness was created or is governed or that provides for the incurrence of Material Indebtedness.
“Multiemployer Plan” means a Plan that constitutes a “multiemployer plan” within the meaning of Section 3(37) or ERISA.
“Obligations” means (a) all unpaid principal of and accrued and unpaid interest on the Term Loans, (b) all accrued and unpaid fees, and (c) all expenses, reimbursements, indemnities and other obligations of the Borrower to any Indemnitee arising under the Loan Documents (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding);
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.
“Paid in Full” means, with respect to any or all of the Obligations, as the context requires, that each of the following events has occurred, as applicable: (a) the indefeasible payment or repayment in full in immediately available funds of (i) the principal amount of all outstanding Term Loans, (ii) all accrued and unpaid interest, fees, or other charges owing in respect of any Term Loan or Commitment or otherwise under any Loan Document, and (iii) all accrued and unpaid costs and expenses payable by the Borrower to the Lender pursuant to any Loan Document, whether or not demand has been made therefor, including any and all indemnification and reimbursement claims that have been asserted by any such Person prior to such time, (b) the indefeasible payment or repayment in full in immediately available funds or all other outstanding Obligations other than unasserted contingent indemnification and contingent reimbursement obligations and (c) the termination in writing of all of the Commitments.
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
“Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, Governmental Authority, or other entity.
“Plan” means an employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA as to which the Borrower or any ERISA Affiliate may have any liability.
“Property” of a Person means all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“PTA-DCB Product” has the meaning set forth in the Development Agreement.

“PTCA-DCB Product” has the meaning set forth in the Development Agreement.

“Restricted Payment” means any dividend or other distribution (whether in cash, Equity Interests, or other Property) with respect to any Equity Interest in the Borrower, or any payment (whether in cash, Equity Interests, or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interest.
“Sanctions” means sanctions administered or enforced from time to time by the U.S. government, including those administered by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Second FIH Study Milestone” has the meaning set forth in the Development Agreement.

“Security Agreement” means the Amended and Restated Security Agreement dated as of the Closing Date by and among the Borrower and the Lender.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the present fair salable value of the property and assets of such Person exceeds the debts and liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the property and assets of the such Person is greater than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities, including contingent liabilities, as such debts and other liabilities become absolute and matured, (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts and liabilities, including contingent liabilities, beyond its ability to pay such debts and liabilities as they become absolute and matured, and (d) such Person does not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted; provided, that the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Subsidiary” of a Person means any corporation, partnership, limited liability company, association, joint venture, or similar business organization more than 50% of the outstanding Equity Interests having ordinary voting power of which at the time is owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries. Unless otherwise expressly provided, “Subsidiary” means a Subsidiary of the Borrower.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan” means a loan made by the Lender to the Borrower pursuant to Section 2.1.

1.2.    Interpretation. The foregoing definitions apply equally to the singular and plural forms of the defined terms. In this Agreement, in the computation of a period from a specified date to a later specified date, unless otherwise stated the word “from” means “from and including” and the words “to” and “until” mean “to but excluding.” The words “hereof,” “herein,” and “hereunder” refer to this Agreement as a whole and not to any particular provision. References to Sections, Articles, Exhibits, and Schedules are to this Agreement unless otherwise expressly provided. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or.” All covenants, terms, definitions or other provisions incorporated by reference into this Agreement are so incorporated as if fully set forth herein, and such incorporation includes all necessary definitions and related provisions but includes only amendments agreed to by the Lender and survives any termination of such other agreements until the Obligations are irrevocably Paid in Full and the Commitment is terminated. Any reference to any Law includes all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and, unless otherwise specified, refers to such Law as amended, modified, supplemented, replaced, or succeeded from time to time. References to any document, instrument or agreement (a) include all exhibits, schedules and other attachments thereto, (b) include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent not otherwise stated herein or prohibited hereby and in effect at any given time. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (x) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (y) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time. All accounting terms used herein must be interpreted and all accounting determinations hereunder must be made in accordance with GAAP in a manner consistent with that used in preparing the financial statements referred to in Section 4.4.
ARTICLE II

THE TERM LOANS
2.1.     Term Loans.
(a)    The Lender and the Borrower agree that the outstanding principal amount of the Existing Loan Agreement is $19,653,000 and interest thereon accrued to the Closing Date is $235,551 (collectively, the “Existing Loan Obligations”). Subject to the terms of this Agreement and in reliance on the representations and warranties of the Borrower herein, each of the parties hereto hereby agree that (i) upon the Closing Date, the Existing Loan Agreement shall be terminated, provided, however, the Liens created thereunder shall continue under the Security Agreement, (ii) the Existing Loan Obligations shall be, from and following the Closing Date, continued and reconstituted as the Term Loans (as described below) and interest and fees, as applicable, under this Agreement, and (iii) the Lender shall make additional Term Loans as set forth below.

(b)    The Lender, on the terms and conditions set forth in this Agreement, will make Term Loans to the Borrower in U.S. Dollars as follows: (i) on or before January 6, 2023, and subject to the conditions set forth in Section 3.1, a Credit Extension in cash in the amount of $15,000,000, which, together with the Existing Loan Obligations, shall be deemed to be the initial Credit Extension (the “Initial Credit Extension”); (ii) on or after July 1, 2023, after Lender’s receipt of the Borrowing Notice in accordance with Section 2.5 and subject to the conditions set forth in Section 3.2, a second Credit Extension in the amount of $5,000,000 (the “Second Credit Extension”); and (iii) on or after the Lender’s receipt of satisfactory evidence that the Second FIH Study Milestone has occurred and receipt of the Borrowing Notice in accordance with Section 2.5, and subject to the conditions set forth in Section 3.2, an additional Credit Extension in the amount of $10,000,000 (the “Milestone Credit Extension”); provided, that the aggregate amount of Term Loans advanced shall not exceed the Commitment and no Term Loan is required to be made following end of the Commitment Period. Any amount borrowed under this Section 2.1 and subsequently repaid or prepaid may not be re-borrowed. Subject to Section 2.4, all amounts owed hereunder with respect to the Term Loans shall be Paid in Full no later than the Facility Termination Date. The Lender’s Commitment shall (x) automatically and permanently be reduced by the amount of each Term Loan made hereunder, and (y) terminate immediately and without further action by any Person on the Commitment Termination Date.
2.2.    Required Payments; Termination. If at any time the Exposure exceeds the Commitment Amount, the Borrower must immediately make a payment on the Term Loans in an amount sufficient to eliminate such excess. The Borrower must pay all unpaid Obligations under the Loan Documents in full on the Facility Termination Date.
2.3.    Use of Proceeds. The proceeds of the Term Loans shall be applied by the Borrower to finance product development activities and clinical testing of CVT Products and related operating expenses of the Borrower.
2.4.    Voluntary Prepayments. The Borrower may prepay the Term Loans in whole at any time. Any prepayment of principal shall be accompanied by a payment of interest accrued to date thereon.
2.5.    Borrowing Requests. If the Borrower desires that the Lender make a Credit Extension in accordance with Section 2.1, the Borrower shall give the Lender a fully executed Borrowing Notice no later than 11:00 a.m. (Minnesota time) at least two Business Days in advance of the proposed borrowing which must be a Business Day.
2.6.    Interest Rates. Interest on each Term Loan shall accrue at a per annum rate equal to 4.35%.
2.7.    Rates Applicable After Event of Default. Notwithstanding anything to the contrary in Section 2.6, during the continuance of an Event of Default, at the option of the Lender (or, in the case of an Event of Default under Section 6.1(b), (g), or (h), automatically), the Term Loans shall bear interest at the rate otherwise applicable thereto plus 5.0% per annum.

2.8.    Method of Payment.
(a)    All payments of the Obligations under this Agreement and the other Loan Documents shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Lender at the Lender’s address specified pursuant to Section 7.1 by 12:00 p.m. (Minnesota time) on the date when due. The Lender may charge the account of the Borrower with the Lender for each payment of Obligations as it becomes due.
(b)    Principal of the Term Loans is payable on the Facility Termination Date.
2.9.    Interest Payment Dates; Interest and Fee Basis. Interest is payable on the final maturity date of such Term Loan, plus a final interest payment with the final payment of principal on the Facility Termination Date (each an “Interest Payment Date”). Interest accrued pursuant to Section 2.7 is payable on demand. Interest and fees hereunder are calculated for actual days elapsed on the basis of a 360-day year. Interest is payable for the day a Term Loan is made but not for the day of any payment on the amount paid if payment is received before 12:00 p.m. (Minnesota time). If any payment of principal of or interest on a Term Loan becomes due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.

2.10.     Limitation of Interest. Notwithstanding any provision in any Loan Document, the total liability of the Borrower for payment of interest pursuant hereto, including late charges, shall not at any time exceed the maximum non-usurious rate of interest permitted by applicable Law stated as a rate per annum, and if any payments by the Borrower include interest in excess of such rate, the Lender will apply the excess first to reduce the unpaid balance of the Obligations, then to reduce the balance of any other Indebtedness of the Borrower to the Lender, then to the Borrower.
2.11.    Net Payment. All payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, costs or charges.
2.12.    Application of Prepayments. Any voluntary prepayments of Term Loans pursuant to Section 2.4 shall be applied as follows:
first, to the payment of all fees, and all expenses specified in Section 7.3(a), in each case to the full extent thereof;
second, to the payment of any accrued interest at the Default Rate, if any;
third, to the payment of any accrued interest (other than Default Rate interest);
fourth, to the payment of the applicable premium, if any, on any Term Loan or Commitment;
fifth, to prepay Term Loans (in accordance with the respective outstanding principal amounts thereof) and shall be further applied in inverse order of maturity to reduce the remaining scheduled installments (if any) of principal of the Term Loans; and
sixth, to payment of any remaining Obligations then due and payable.

ARTICLE III
CONDITIONS PRECEDENT

3.1.    Initial Credit Extension. As a condition to Lender’s obligation to make the Initial Credit Extension, each of the following conditions shall have occurred on or prior to the Closing Date:
(a)    Executed Counterparts. The Lender shall have received each Loan Document executed by the Borrower, together with such other instruments and documents as the Lender has requested to obtain a perfected, first-priority Lien on the Collateral.
(b)    Lien searches. The Lender shall have received the title and lien searches, evidence of insurance, endorsements, appraisals, and other due diligence as the Lender has required with respect to the Collateral and Property of the Borrower.
(c)    Corporate Documents. The Lender shall have received evidence regarding the organization, power and authority, and authorization of the Borrower with respect to the Loan Documents or the transactions contemplated thereby.
(d)    Certificates. The Lender shall have received such customary certificates of resolutions or other action, incumbency certificates and/or other certificates of responsible officers of the Borrower as the Lender has required evidencing the identity, authority and capacity of each responsible officer thereof authorized to act as a responsible officer in connection with the Loan Documents.
(e)    Expense Reimbursement. The Borrower shall have reimbursed the Lender for all costs and expenses incurred by the Lender and its affiliates as of the Closing Date (including the reasonable fees, charges and disbursements of counsel for drafting, negotiating and administrating initial documentation for the transaction contemplated herein, regardless whether the Initial Credit Extension occurs or not) in connection with due diligence, preparation, negotiation, execution and delivery of the Loan Documents, up to $10,000 in the aggregate (the “Reimbursement Amount”).
(f)    Insurance. The Lender shall have received, in form and substance satisfactory to the Lender, evidence that the insurance policies and endorsements required by Section 5.6 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of the Lender.
(g)    The Lender shall have received such other agreements, documents, instruments and certificates as the Lender has required.
3.2.    Each Credit Extension. The Lender shall not be required to make any Credit Extension unless on the date thereof:
(a)     No Default exists or would result therefrom.
(b)    The representations and warranties in Article IV are true and correct.

(c)     The Lender shall have received a Borrowing Notice, which constitutes a representation and warranty by the Borrower that the conditions in Section 3.2(a) and (b) have been satisfied.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lender that:
4.1.    Existence and Standing. The Borrower is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary organizational power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted.
4.2    Authorization and Validity. The Borrower has all necessary organizational power and authority to enter into the Loan Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Borrower of the Loan Documents, the performance by the Borrower of its obligations hereunder and thereunder and the consummation by the Borrower of the transactions contemplated hereby and thereby have been duly authorized by all requisite organizational action on the part of the Borrower. The Loan Documents have been duly executed and delivered by the Borrower constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
4.3.    No Conflict; Government Consents. The execution, delivery and performance by the Borrower of the Loan Documents, and the consummation of the transactions contemplated thereby do not and will not: (a) result in a violation or breach of any provision of the articles of formation or other organizational documents of the Borrower; (b) result in a violation or breach of any provision of any Law, order, writ, judgment, injunction, decree or award binding on the Borrower; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of or the creation of any Lien, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under or result in the acceleration or create in any party the right to accelerate, terminate, modify or cancel any agreement to which the Borrower is a party or subject. No consent, approval, permit, order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Borrower in connection with the execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby, except for such consents, approvals, permits, orders, declarations, filings or notices that have been obtained prior to the execution and delivery of the Loan Documents.
4.4.    Financial Statements. Except as may be indicated in the notes thereto, the unaudited consolidated financial statements of the Borrower and its Subsidiaries most recently delivered to the Lender, and their unaudited financial statements for the fiscal periods ending thereafter, were prepared in accordance with the books and records of the Borrower, which books and records are complete and correct in all material respects and have been regularly kept and maintained in accordance with the Borrower’s normal and customary practices and fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (other than any interim financial statements delivered to the Lender which are subject to normal year-end adjustments that will not be material in amount or effect, either individually or in the aggregate).
4.5.    Material Adverse Change. Since January 29, 2021, there has been no event, occurrence or development that has had or would reasonably be expected to have a Material Adverse Effect.
4.6.    Taxes. The Borrower has filed all required Tax returns and has paid all Taxes due, except any Taxes that are being contested in good faith as to which adequate reserves have been provided in accordance with GAAP. No Tax Liens have been filed and no claims are being asserted with respect to any such Taxes. The charges, accruals and reserves on the books of the Borrower in respect of any Taxes or other governmental charges are adequate.
4.7.    Litigation and Contingent Obligations. There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower affecting any of the properties or assets related to the business or challenging the enforceability of the Loan Documents or seeks to prevent, enjoin or delay the making of any Credit Extensions. The Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 4.4.
4.8.    ERISA. With respect to each Plan, the Borrower and all ERISA Affiliates have paid all required minimum contributions and installments on or before the due dates provided under Section 430(j) of the Code and could not reasonably be subject to a Lien under Section 430(k) of the Code or Section 303(k) or Title IV of ERISA. Neither the Borrower nor any ERISA Affiliate has filed, pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, an application for a waiver of the minimum funding standard. No ERISA Event has occurred or is reasonably expected to occur.
4.9.    Accuracy of Information. No information, exhibit or report furnished by the Borrower to the Lender contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements therein not misleading.
4.10.    Material Agreements. The Borrower is not in default of any material agreement, and the Borrower is not party to any Material Indebtedness Agreement, other than with the Lender.
4.11.    Compliance with Laws. The Borrower is in compliance in all material respects with all applicable Laws.
4.12.    Ownership of Properties. The Borrower has good title, free of all Liens other than Liens permitted hereunder, to all of the Property reflected in the Borrower’s most recent consolidated financial statements provided to the Lender as owned by the Borrower (other than Property disposed of in a transaction permitted by Section 5.13(a)).

4.13.    Plan Assets; Prohibited Transactions. Each Plan conforms to and has been operated and administered in material compliance with the requirements of ERISA, the Code and all other applicable Laws. To the knowledge of the Borrower, there are no facts relating to any Plan that (a) have resulted in a “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) or otherwise have resulted in or could reasonably result in the imposition of an excise tax, penalty or similar liability under ERISA or the Code; (b) have resulted in a breach of fiduciary duty or violation of Part 4 of Title I of ERISA; or (c) could reasonably result in any material liability (whether or not asserted as of the date hereof) under ERISA, the Code, any other applicable Laws or otherwise. There are no pending or, to the knowledge of the Borrower, threatened, claims (other than routine claims for benefits) or lawsuits against or with respect to any Plans. The knowledge of the Borrower, no governmental audit or examination of any Plan is pending or threatened nor are do any facts exist which would reasonably lead to any such audit or examination.
4.14.    Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940.
4.15.    Solvency. The Borrower is, and after giving effect to the transactions contemplated by this Agreement, will be, on either an unconsolidated basis or a consolidated basis, Solvent, and the Company has and will have assets which, fairly valued, exceed its indebtedness, liabilities or obligations.
4.16.    Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws. The Borrower and its directors, officers, and employees and, to the knowledge of the Borrower, the agents of the Borrower are in compliance with Anti-Corruption Laws and all applicable Sanctions in all material respects. The Borrower has implemented and maintain in effect policies and procedures designed to ensure compliance with Anti-Corruption Laws and applicable Sanctions. Neither the Borrower nor any director, officer, employee, agent, or affiliate of the Borrower is an individual or entity that is, or is 50% or more owned (individually or in the aggregate, directly or indirectly) or controlled by individuals or entities (including any agency, political subdivision or instrumentality of any government) that are (a) the target of any Sanctions or (b) located, organized or resident in a country or territory that is the subject of Sanctions (currently Crimea, Cuba, Iran, North Korea and Syria).
4.17.    No Subsidiaries. The Borrower does not own, or have any ownership interest in, any other Person.
ARTICLE V
COVENANTS

Until (a) Obligations under the Loan Documents have been irrevocably Paid in Full and (b) the Lender no longer has any commitment to provide any financial accommodations under any Loan Document:
5.1.    Financial Reporting. The Borrower will furnish to the Lender:

(a)    within 90 days after the close of each of its fiscal years, for itself and its Subsidiaries, consolidated and consolidating unaudited balance sheets as at the close of such fiscal year and consolidated and consolidating profit and loss and reconciliation of surplus statements and a statement of cash flows for such fiscal year, all certified by an Authorized Officer;
(b)    within 30 days after the close of each quarterly period of each of its fiscal years, for itself and its Subsidiaries, consolidated and consolidating unaudited balance sheets as at the close of each such period and consolidated and consolidating profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by an Authorized Officer;
(c)    promptly upon the furnishing thereof to the equity holders or board of directors, forecasts, commercial updates and any financial data and information concerning the Borrower and its Subsidiaries that is distributed to the Borrower’s equity holders and/or board of directors;
(d)    together with the financial statements required under Section 5.1(a) and 5.1(b), a compliance certificate in substantially the form of Exhibit B;
(e)    promptly upon the furnishing thereof to the equity holders of the Borrower, copies of all financial statements, reports, proxy statements, and other materials so furnished; and
(f)    such other information as the Lender from time to time reasonably requests.
5.2.    Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Credit Extensions to finance product development activities and clinical testing of CVT Products and related operating expenses of the Borrower. The Borrower will not, directly or indirectly, use the proceeds of the Term Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (b)(i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Term Loans, whether as Lender, underwriter, advisor, investor, or otherwise).

5.3.    Notice of Material Events. The Borrower will, and will cause each Subsidiary to, give notice to the Lender, promptly and in any event within five days after an officer of the Borrower obtains knowledge thereof, of:
(a)    any Default or Event of Default;
(b)    the commencement of any action or proceeding by or before any arbitrator or Governmental Authority affecting the Borrower or affiliate thereof that seeks to prevent, enjoin, or delay a Credit Extension or is otherwise material;
(c)    with respect to a Plan, (i) any failure to pay all required minimum contributions and installments on or before the due dates provided under Section 430(j) of the

Code or (ii) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard; and
(d)     any other development, financial or otherwise, that would reasonably be expected to have a Material Adverse Effect.
Each notice delivered under this Section 5.3 must be accompanied by a statement of an officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
5.4.    Conduct of Business. The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and fields of enterprise as it is conducted in on the Closing Date, do all things necessary to remain duly incorporated or organized, validly existing and in good standing in its jurisdiction of incorporation or organization, maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, and keep in full force and effect all rights, contracts, intellectual property, permits, licenses, franchises, and other authorizations material to the conduct of its business.
5.5.    Taxes and Obligations. The Borrower will, and will cause each Subsidiary to, timely file complete and correct federal and applicable foreign, state and local tax returns required by Law. The Borrower will, and will cause each Subsidiary to, and pay when due all its obligations, including without limitation Taxes upon it or its income, profits or Property, except those being contested in good faith by appropriate proceedings, with respect to which adequate reserves have been set aside in accordance with GAAP.
5.6.    Insurance. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property, liability insurance and environmental insurance in such amounts, subject to such deductibles and self-insurance retentions and covering such Properties and risks as is consistent with sound business practice, and the Borrower will furnish to the Lender upon request full information as to the insurance carried. The Lender shall be named as lender loss payee and additional insured with respect to any such insurance, and each provider of any such insurance must agree to give the Lender 30 days’ prior written notice before such policy is cancelled.
5.7.    Compliance with Laws and Material Contractual Obligations. The Borrower will, and will cause each Subsidiary to, (a) comply in all material respects with all Laws and (b) perform in all material respects its obligations under material agreements to which it is a party. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower and its directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. The Borrower will not, and will not permit any Subsidiary to, use or allow any tenants or subtenants to use its Property for any business activity that violates any Law or that supports a business that violates any Law.
5.8.    Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, ordinary wear and tear excepted, and make all repairs, renewals and replacements necessary to properly conduct its business at all times.

5.9.    Books and Records; Inspection. The Borrower will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions related to its business and activities. The Borrower will, and will cause each Subsidiary to, permit the Lender, by its representatives and agents, at the Borrower’s expense, to inspect the Property, books and financial records of the Borrower, to examine and make copies of the books of accounts and other financial records of the Borrower, and to discuss the affairs, finances and accounts of the Borrower with, and to be advised as to the foregoing by, their officers at such reasonable times and intervals as the Lender designates.
5.10.    Further Assurances. As promptly as possible but in any event within 30 days after a Subsidiary is organized or acquired, the Borrower must provide the Lender with notice thereof describing in reasonable detail the material Property of such Subsidiary and must cause each such Subsidiary to deliver to the Lender (i) a joinder to the Security Agreement in a form acceptable to the Lender, and (ii) such other resolutions, documentation and legal opinions as the Lender may request. The Borrower must promptly correct any ambiguity, omission, defect, inconsistency or error in any Loan Document or in the execution, acknowledgment or recordation thereof. The Borrower must execute and deliver, or cause to be executed and delivered, to the Lender such documents, agreements and instruments, and must take or cause to be taken such further actions, that may be required by Law or requested by the Lender to carry out the terms and conditions of the Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all in form and substance reasonably satisfactory to the Lender and all at the expense of the Borrower.
5.11.    Indebtedness. The Borrower will not, and will not permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:
(a)    the Obligations;
(b)    Indebtedness held by the Lender;
(c)    Indebtedness to finance the acquisition, construction, or improvement of any fixed or capital assets, including capitalized lease obligations, and any renewal or extension of such Indebtedness that does not increase the principal amount thereof; in an aggregate principal amount not to exceed $50,000 at any time outstanding; and
(d)    other Indebtedness in an aggregate principal amount not to exceed $50,000 at any time outstanding that is subordinated to the Obligations.
5.12.    Merger. The Borrower will not, and will not permit any Subsidiary to, merge or consolidate with or into any other Person, divide, or liquidate or dissolve.
5.13.    Sale of Property. The Borrower will not, and will not permit any Subsidiary to, lease, sell, transfer, or otherwise dispose of its Property to any other Person, except for:
(a)    sales of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business;

(b)    the sale of equipment (i) in exchange for credit against the purchase price of similar replacement equipment, or (ii) the proceeds of which are applied with reasonable promptness to the purchase price of similar replacement equipment;
(c)    any other disposition of Property the fair market value of which, together with the fair market value of all other Property disposed of pursuant to this Section 5.13(c) during the 12-month period ending with the month in which such disposition occurs, does not exceed $50,000.
5.14.    Investments. The Borrower will not, and will not permit any Subsidiary to, make or suffer to exist any Investments, or commitments therefor, or create any Subsidiary or become or remain a partner in any partnership or joint venture, except:
(a)    Cash and cash equivalents;
(b)    Investments in any Subsidiary organized under the laws of any of the United States of America or the District of Columbia (subject to Section 5.10); and
(c)    other Investments in an aggregate principal amount not to exceed $50,000 at any time outstanding.
5.15.    Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of, or on the Property of the Borrower or any Subsidiary, except (a) Liens securing Indebtedness permitted under Section 5.11(b); (b) Liens securing Indebtedness permitted under Section 5.11(c); provided that such Lien attaches concurrently or within 90 days after the acquisition or the completion of the construction or improvements thereof and does not extend to any other Property, and (c) Liens in favor of the Lender granted pursuant to any Collateral Document.
5.16.    Restricted Payments. The Borrower will not, and will not permit any Subsidiary to, make any Restricted Payment, except that any Subsidiary may declare and pay dividends or make distributions to the Borrower or to a wholly-owned Subsidiary of the Borrower; provided, that, this Section 5.16 will not restrict the issuance of Incentive Units to employees of Borrower in accordance with the Equity Incentive Plan.
5.17.    Transactions with Affiliates. Other than agreements previously disclosed and provided to the Lender, the Borrower will not, and will not permit any Subsidiary to, enter into any transaction with, or make any payment or transfer to, any affiliate except in the ordinary course of business upon fair and reasonable terms no less favorable to the Borrower than the Borrower would obtain in a comparable arms-length transaction.
5.18.    Negative Pledges; Subsidiary Restrictions. The Borrower will not, and will not permit any Subsidiary to, enter into any agreement or other instrument with or for the benefit of any Person other than the Lender that would (a) prohibit the Borrower from granting, or otherwise limit the ability of the Borrower to grant, to the Lender any Lien or (b) require the Borrower to grant a Lien to any other Person if the Borrower grants any Lien to the Lender. The Borrower must not, and must not permit any Subsidiary to, place or allow any restriction, directly or indirectly, on its ability to make Restricted Payments with respect to its Equity Interests. The Borrower must not permit any Subsidiary to place or allow any restriction, directly or indirectly, on its ability to make loans or other cash payments to the Borrower.
5.19.    Capital Expenditures. The Borrower     will not, and will not permit any Subsidiary to, expend, or be committed to expend, more than $400,000 for Capital Expenditures during any one fiscal year in the aggregate for the Borrower and its Subsidiaries.
5.20.    Accounting Changes, Etc. The Borrower shall not, and must not permit any Subsidiary to, (a) make any material change in accounting treatment or reporting practices or change its fiscal year or (b) amend any of its organizational documents.
5.21.    Board Observer The Lender shall have the right to designate an observer to the board of directors of the Borrower. Such observer shall receive all information provided to all of the Borrower’s directors and shall have the right to attend all meetings of the board of directors of the Borrower and its committees.
ARTICLE VI

DEFAULTS AND REMEDIES
6.1.    Events of Default. Each of the following events is an “Event of Default”:
(a)    any representation or warranty made or deemed made by or on behalf of the Borrower in connection with any Loan Document shall prove to have been materially false on the date made or deemed made;
(b)    nonpayment of principal when due and payable;
(c)    nonpayment of interest, fees, or any other Obligation (other than an amount referred to in paragraph (b) of this Section 6.1) when due and payable, and such nonpayment continues for more than five (5) days;
(d)    the failure by Borrower to perform or observe any covenant, condition or agreement set forth in Sections 5.2, 5.11, 5.12, 5.13, 5.14, 5.15, 5.16, 5.17, 5.18, 5.19, 5.20 or 5.21;
(e)    the failure by Borrower to perform or observe any covenant, condition or agreement set forth in this Agreement (other than those specified in paragraphs, (b), (c) or (d) of this Section 6.1) and such failure shall continue unremedied for a period of ten days;
(f)    any default in respect of any Material Indebtedness and such default is not remedied within any applicable grace period relating thereto;
(g)    the Borrower (i) has an order for relief entered with respect to it under the federal bankruptcy Laws, (ii) makes an assignment for the benefit of creditors, (iii) applies for, seeks, consents to, or acquiesces in the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any of its Property, (iv) institutes any proceeding seeking an order for relief under the federal bankruptcy Laws or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any Law relating to bankruptcy, insolvency or reorganization or relief of debtors or fails to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) takes any action to authorize or effect any of the foregoing actions set forth in this Section 6.1(g), (vi) fails to contest in good faith any appointment or proceeding described in this Section 6.1(g), or (vii) fails to pay, or admits in writing its inability to pay, its debts generally as they become due;
(h)    without the application, approval or consent of the Borrower, a receiver, trustee, examiner, liquidator or similar official is appointed for the Borrower or any of its Property, or a proceeding described in Section 6.1(g) is instituted against the Borrower, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for 30 days;
(i)    any Governmental Authority condemns, seizes or otherwise appropriates, or takes custody or control of, all or any portion of the Property of the Borrower;
(j)    the Borrower fails within 30 days to pay, obtain a stay with respect to, or otherwise discharge one or more (i) judgments or orders for the payment of money more than $250,000 in the aggregate or (ii) nonmonetary judgments or orders that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;
(k)    (i) with respect to a Plan, the Borrower or an ERISA Affiliate is subject to a Lien pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or Title IV of ERISA, or (ii) an ERISA Event that, in the opinion of the Lender, when taken together with all other ERISA Events, could reasonably be expected to result in liability in excess of $25,000;
(l)    (i) any Loan Document fails to remain in full force or effect or any action is taken to discontinue or to assert the invalidity or unenforceability of any Loan Document; or (ii) any Collateral Document fails to create a valid and perfected first-priority security interest in any Collateral, except as permitted by the Loan Documents, or fails to remain in full force and effect, or any action is taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document;
(m)    any Change of Control; or
(n)    any occurrence or event that has a Material Adverse Effect.
6.2.    Acceleration; Remedies.
(a)    If any Event of Default described in Section 6.1(g) or (h) occurs, the Commitment shall automatically terminate and the Obligations under this Agreement and the other Loan Documents shall immediately become due and payable without any action by the Lender. If any other Event of Default occurs, and with respect to Sections 6.1(c), (e), (f) and (j) remains uncured for the respective cure periods set forth therein, the Lender may terminate the Commitment or declare the Obligations under this Agreement and the other Loan Documents to be due and payable, or both, whereupon such Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby waives.

(b)    Upon the occurrence and during the continuation of any Event of Default, and with respect to Sections 6.1(c), (e), (f) and (j) remains uncured for the respective cure periods set forth therein, the Lender may exercise all rights and remedies under the Loan Documents and enforce all other rights and remedies under applicable Law. The Lender may apply any amounts it receives on account of the Obligations in its sole discretion.
6.3.    Preservation of Rights. No delay or omission of the Lender to exercise any right under the Loan Documents will impair such right or be construed to be a waiver of any Event of Default or an acquiescence therein, and any Credit Extension notwithstanding an Event of Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute a waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right. All remedies in the Loan Documents or under applicable Law afforded are cumulative and available to the Lender until (a) the Obligations have been irrevocably paid and performed in full and (b) the Commitment has terminated.
ARTICLE VII
GENERAL PROVISIONS

7.1.    Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein must be in writing and must be delivered by hand or overnight courier service, mailed by certified or registered mail as follows: (a) if to the Borrower, at 715 North Pastoria Avenue, Sunnyvale, CA, 94085, Attention: Chief Executive Officer and at 4725 College Park, Suite 200, San Antonio, TX. 78249, Attention: Chief Financial Officer; and (b) if to the Lender, at 1225 Old Highway 8 NW, St. Paul, MN 55112, Attention: Chief Financial Officer. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (or, if not sent during normal business hours for the recipient, at the opening of business on the next business day for the recipient), except that notices to the Lender under Article II shall not be effective until actually received. Notwithstanding the foregoing, the Lender or the Borrower may, in its discretion, agree to accept electronic communications pursuant to procedures approved by it or as it otherwise determines. Any party hereto may change its address or facsimile number above by notice to the other party hereto as provided in this Section 7.1.
7.2.    Modifications. Notwithstanding any provision to the contrary herein, no amendment, modification, or waiver of any provision of any Loan Document or consent to any departure therefrom is effective unless in writing and signed by the Lender, and then such amendment, modification, waiver, or consent is effective only in the specific instance and for the purpose for which given.
7.3.    Expenses; Indemnity; Damage Waiver.
(a)    Other than the Reimbursement Amount and except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Notwithstanding the foregoing, the Borrower shall reimburse the Lender on demand for all out-of-pocket costs, expenses and fees (including reasonable expenses and fees of its external counsel) incurred by the Lender in connection with the enforcement of the Lender’s rights hereunder.
(b)    The Borrower shall indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of counsel for any Indemnitee), incurred by or asserted against any Indemnitee by any Person arising out of, in connection with, or as a result of (i) the execution, delivery, or performance by Borrower of any Loan Document, (ii) the use of the proceeds by Borrower of any Credit Extension, (iii) any environmental liability related in any way to the Borrower, or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the applicable Indemnitee.
(c)    To the fullest extent permitted by applicable Law, the Borrower hereby waives any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, the transactions contemplated by the Loan Documents.
(d)    All amounts due under this Section 7.3 are payable promptly after demand therefor. The obligations under this Section 7.3 shall survive the termination of this Agreement.
7.4.    Successors and Assigns. The Loan Documents are binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower may not assign its rights or obligations under the Loan Documents without the prior written consent of the Lender. The Lender may at any time sell, assign, transfer, grant participations in, or otherwise dispose of any portion of its rights and obligations under the Loan Documents to any other Person. This Agreement confers no right or benefit upon any Person other than the parties to this Agreement and their permitted successors and assigns.
7.5.    Setoff. In addition to, and without limitation of, any rights of the Lender under applicable Law, if any Event of Default occurs, the Borrower authorizes the Lender to offset and apply all such deposits and other amounts toward the payment of the Obligations, whether or not the Obligations, or any part thereof, are then due and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to the Lender.
7.6.    Payments Set Aside. If any payment by or on behalf of the Borrower to the Lender, or the Lender’s exercise of its right of setoff, is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, the obligation originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

7.7.    Survival. All covenants, agreements, representations and warranties made by the Borrower in any Loan Document or pursuant thereto shall be considered to have been relied upon by the Lender and shall survive the execution and delivery thereof and the Credit Extensions, regardless of any investigation made by or on behalf of the Lender and notwithstanding that the Lender may have had notice of any default at the time of any Credit Extension, and shall continue in full force and effect as long as any Obligation or the Commitment remains outstanding. Sections 7.3, and 7.7 shall survive and remain in full force and effect regardless of the consummation of the Credit Extensions, the payment of the Obligations, the expiration or termination of the Commitment or the termination of any Loan Document.
7.8.    Governmental Regulation. Anything in this Agreement to the contrary notwithstanding, the Lender need not extend credit to the Borrower in violation of any Law.
7.9.    Headings. Section headings are for convenience of reference only and shall not govern the interpretation of any of the provisions of the Loan Documents.
7.10.    Entire Agreement. The Loan Documents embody the entire agreement and understanding between the Borrower and the Lender and supersede all prior agreements and understandings between the Borrower and the Lender relating to the subject matter thereof.
7.11.    Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are severable.
7.12.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, (a)(i) no fiduciary, advisory, or agency relationship is intended to be or has been created, irrespective of whether the Lender has advised or is advising the Borrower on other matters, (ii) any services regarding this Agreement provided by the Lender are arm’s-length commercial transactions between the Borrower and affiliates, on the one hand, and the Lender, on the other hand, (iii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iv) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated by the Loan Documents; and (b)(i) the Lender is acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its affiliates, or any other Person, (ii) the Lender has no obligation to the Borrower or any of its affiliates with respect to the transactions contemplated hereby except as expressly set forth in the Loan Documents, and (iii) the Lender and its affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its affiliates, and the Lender has no obligation to disclose any of such interests to the Borrower or its affiliates. To the fullest extent permitted by Law, the Borrower waives and releases any claims that it may have against the Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

7.13.    Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties in different counterparts), each of which is an original, but all of which when taken together are a single contract. Delivery of an executed counterpart of a signature page of any Loan Document by electronic format (e.g., “pdf”) is effective as delivery of a manually executed counterpart.
7.14.    Electronic Execution of Assignments; Electronic Records. The words “execution,” “signed,” “signature,” and words of like import shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other state laws based on the Uniform Electronic Transactions Act (“UETA”). The Lender may, on behalf of the Borrower, create a microfilm or optical disk or other electronic image of this Agreement and any or all of the Loan Documents. The Lender may store each such electronic image in its electronic form and then destroy the paper original as part of the Lender’s normal business practices, with the electronic image deemed to be an original and of the same legal effect, validity, and enforceability as the paper original. The Lender is authorized, when appropriate, to convert any instrument into a “transferable record” under UETA, with the image of such instrument in the Lender’s possession constituting an “authoritative copy” under UETA.
7.15.    Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of Delaware.

7.16.    Jurisdiction. The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Lender or any other Indemnitee in any way relating to any Loan Document in any forum other than the courts of the State of Delaware or of the United States of America for the District of Delaware, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such state court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right of the Lender to bring any action or proceeding against the Borrower or its properties in the courts of any jurisdiction.
7.17.    Waiver of Venue. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection to the laying of venue of any action or proceeding arising out of or relating to any Loan Document in any court referred to in Section 7.16. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum in any such action or proceeding.

7.18.    Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 7.1. Nothing in this Agreement shall affect the right of any party hereto to serve process in any other manner permitted by applicable Law.
7.19    WAIVER OF JURY TRIAL. THE BORROWER AND THE LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Borrower and the Lender have executed this Agreement as of the date first above written.

BORROWER:

CHANSU VASCULAR TECHNOLOGIES, LLC

By:	/s/ Philippe Marco
Name:	Philippe Marco
Title:	Manager
[Signature Page to Loan Agreement]

LENDER:

CARDIOVASCULAR SYSTEMS, INC.

By:	/s/ Scott Ward
Name:	Scott Ward
Title Officer:	Chairman, President and Chief Executive
[Signature Page to Loan Agreement]

EXHIBIT A: FORM OF BORROWING NOTICE
EXHIBIT B: FORM OF COMPLIANCE CERTIFICATE